Exhibit 99.1

Press Release

For more information contact: Media Relations: Britt Zarling Vice President, Corporate Communications Fiserv, Inc. 414-526-3107 britt.zarling@fiserv.com	Additional Contact: Stephanie Gregor Vice President, Investor Relations Fiserv, Inc. 262-879-5969 stephanie.gregor@fiserv.com

For Immediate Release

Fiserv Appoints JD Sherman to Board of Directors

Brookfield, Wis., November 18, 2015 – Fiserv, Inc. (NASDAQ: FISV), a leading global provider of financial services technology solutions, today announced the appointment of JD Sherman to its board of directors.

Sherman is currently the president and chief operating officer at HubSpot, a provider of inbound marketing software. Previously, Sherman spent six years as chief financial officer at Akamai Technologies, Inc., where he was responsible for finance, strategic planning and corporate development. Before joining Akamai, Sherman held a number of senior executive positions at IBM, including serving as chief financial executive of the IBM Systems and Technology Group, and he also served as the chief financial officer for CommQuest.

Sherman previously served on the boards of directors of Cypress Semiconductor, a NASDAQ-traded semiconductor firm based in San Jose, California, 3Com Corporation, a public company offering network switching, routing and security solutions that was acquired by Hewlett Packard, and AMIS Holdings, Inc., a publicly-traded manufacturer of semiconductor products.

“JD brings technology experience and financial expertise that will serve our shareholders very well,” said Daniel P. Kearney, chairman of the board of directors, Fiserv.

About Fiserv

Fiserv, Inc. (NASDAQ: FISV) enables clients to achieve best-in-class results by driving quality and innovation in payments, processing services, risk and compliance, customer and channel management, and business insights and optimization. For more than 30 years, Fiserv has been a leader in financial services technology, and today is among FORTUNE® magazine’s World’s Most Admired Companies and Forbes magazine’s America’s Best Employers. For more information, visit www.fiserv.com.

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